The Mexico Fund, Inc. Monthly Summary Report | November 30, 2016

Description
The Mexico Fund, Inc. (the "Fund") is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund's shares are listed and traded on the New York Stock Exchange ("NYSE") under the symbol "MXF."
Managed Distribution Plan ("MDP")
The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 3% of the Fund's net asset value ("NAV") per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund's MDP exemptive order. The Fund's Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund's investment performance from the amount of distributions or from the terms of the Fund's MDP.
Highlights
Total Net Assets (million)[1]	$243.76	Daily Average Number of Shares Traded[2]	98,092
NAV per share[1]	$16.22	Outstanding Shares[3]	15,027,810
Closing price[4]	$14.25	Expense Ratio (04/30/2016)	1.88%
Premium (Discount)	-12.15%	Portfolio Turnover (04/30/2016)	7.28%

Performance[5]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	-12.42%	-10.63%	-16.10%	-13.44%	0.04%	1.90%
NAV per share	-12.65%	-10.79%	-14.92%	-9.94%	0.42%	1.29%
MSCI Mexico Index	-12.93%	-10.47%	-14.85%	-10.95%	-2.37%	0.72%
Bolsa IPC Index	-13.19%	-10.33%	-14.47%	-10.57%	-2.40%	1.49%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

[1] Source: Impulsora del Fondo México, S.C. ("Impulsora").
[2] Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
[3] During November 2016, the Fund repurchased no shares.
[4] Source: NYSE.
[5] Source: Impulsora. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc. Monthly Summary Report | November 30, 2016

Top Ten Holdings (56.91% of Net Assets)
1 América Móvil	7.99%	6 Grupo México	6.17%
2 Grupo Financiero Banorte	7.57%	7 Alfa	5.09%
3 Wal-Mart de México	7.53%	8 Coca-Cola Femsa	3.10%
4 Fomento Económico Mexicano	7.38%	9 Grupo Financiero Inbursa	2.85%
5 Cemex	6.87%	10 Grupo Aeroportuario del Centro Norte	2.85%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets were mixed during November 2016, with U.S. equity markets posting strong positive returns while emerging markets declined during the month. U.S. Presidential elections took place on November 8th, where Mr. Donald Trump, the Republican Party candidate, was elected. This event generated volatility in financial markets and affected the performance of some asset classes worldwide, especially in Mexico. On the monetary policy front, the U.S. Federal Reserve (the "Fed") maintained unchanged its overnight interest rate at the current rate of between 0.25% and 0.50%. Investors are awaiting the Fed meeting on December 13th and 14th, with expectations of an increase in the Fed's reference interest rate. The Organization of the Petroleum Exporting Countries (OPEC) reached a definitive agreement to reduce oil output by 1.2 mbpd to around 32.5 mbpd, after a preliminary agreement was reached during September. As a result, the price of oil increased 4.2% (measured by West Texas Intermediate) during November to $49.4 USD/bbl.  The DJIA and the S&P 500 increased 5.4% and 3.4%, respectively, during the month; the yield on the U.S. 10-year Treasury note increased 56 basis points to 2.38% and the U.S. dollar appreciated 3.1% (measured by the DXY Index6). The MSCI Mexico Index decreased 12.9% during November 2016 and the Mexican peso depreciated 8.3% to Ps. $20.57, as Mr. Trump's election generated uncertainty regarding Mexican financial assets.
In local news, Mexico´s Central Bank announced on November 17th an increase in its overnight interest rate by 50 basis points to 5.25%. Official GDP for the third quarter of 2016 grew at an annual rate of 2.0%.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund's portfolio. The NAV is the value of an entity's assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

6 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.

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